UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2007

Charlotte Russe Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27677	33-0724325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4645 Morena Boulevard, San Diego, CA	92117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 587-1500

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e)

On April 24, 2007, we announced the appointment of Patricia Johnson as our Executive Vice President and Chief Financial Officer, contingent and effective upon her commencement of employment, which is currently anticipated to be May 21, 2007.

Ms. Johnson, age 49, has served as Executive Vice President and Chief Financial Officer of the Old Navy division of Gap, Inc. since April 2003. From August 2001 to March 2003 she was Chief Financial Officer, and from December 1998 to July 2003 she was Senior Vice President, Finance, of Kohl’s Corporation, a specialty department store chain. From May 1997 to November 1998 Ms. Johnson was Vice President, Finance, and from October 1995 to May 1997 she was Controller, of The Disney Store, Inc., a mall-based specialty retail chain. From January 1994 to August 1995, she was Executive Vice President and Chief Administrative Officer, and from November 1990 to January 1994 she was Vice President, Controller, of Family Restaurants, Inc., a restaurant chain. From 1982 to 1989 Ms. Johnson held various controller and accounting positions at El Torito Restaurants, Inc., a restaurant chain, El Pollo Loco, Inc., a restaurant chain, and Conroys, Inc., a floral shop chain. From 1980 to 1982, she was a Senior Auditor with Coopers & Lybrand, an accounting firm that merged in 1998 with Price Waterhouse to form PricewaterhouseCoopers. Ms. Johnson is a Certified Public Accountant.

In connection with her appointment, we entered into an employment letter agreement with Ms. Johnson that provides for an annual base salary of $400,000. The agreement also provides for Ms. Johnson to participate in our executive bonus program for fiscal 2007, which provides for the payment of cash bonuses to certain employees that are contingent upon, and calculated by reference to, our achievement of specified EBITDA (earnings before interest, taxes, depreciation and amortization) targets established by the compensation committee of our board of directors. In the event we achieve the minimum or maximum EBITDA targets, Ms. Johnson will receive an annual cash performance bonus equal to $100,000 or $320,000, respectively, pro-rated based upon the date of her commencement of employment, provided that Ms. Johnson is guaranteed a minimum bonus of $100,000 for fiscal 2007 that must be repaid in the event she voluntarily resigns within 12 months of her commencement of employment. Ms. Johnson will also be reimbursed for moving-related expenses up to $150,000 (and eligible to receive an additional tax gross-up payment to the extent such reimbursement is taxable), and costs related to temporary housing in San Diego for three months from the commencement of her employment, provided that such expenses and costs must be repaid in the event Ms. Johnson voluntarily resigns within 12 months of her commencement of employment. If Ms. Johnson’s employment is terminated for a reason other than cause, she is entitled to 12 months of continued payment of her annual base salary in effect at the time of termination, provided certain conditions are met and subject to reduction due to interim earnings during the severance period or cessation in the event of obtaining new employment of equal or higher compensation prior to the end of the severance period.

Also in connection with her appointment, Ms. Johnson will receive a non-qualified stock option to purchase 80,000 shares of our common stock, contingent upon her commencement of employment and effective as of the first day of the first calendar month following the date of her commencement of employment. The exercise price per share of the option will be equal to the fair market value of our common stock on the date of grant, the shares subject to the option will vest in equal yearly installments over a five-year period following the date of grant and the option will expire 10 years from the date of grant.

We announced Ms. Johnson’s appointment in the press release attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Charlotte Russe Holding, Inc. Press Release dated April 24, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARLOTTE RUSSE HOLDING, INC.

By:	/s/ Daniel T. Carter
Daniel T. Carter Executive Vice President, Chief Financial Officer

Date: April 25, 2007

INDEX TO EXHIBITS

99.1	Charlotte Russe Holding, Inc. Press Release dated April 24, 2007.